Exhibit 99.1

Contact:	Adam Mazur
Rubenstein PR
212-843-8073
amazur@rubensteinpr.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

MICHAEL HEFFNER, FORMER BP EXECUTIVE,

REJOINS SULPHCO BOARD

SPARKS, Nev., January X, 2007 - SulphCo, Inc. (AMEX: SUF) announced today that Michael T. Heffner, a former executive with British Petroleum, has rejoined SulphCo’s board.

Heffner retired from BP in 2001 after 20 years with the company. From 1996 to 2001, he was president of BP Algeria, responsible for overseeing a $5 billion division comprising a petroleum producing property and two natural gas developments in the Middle East. Previously, he served as joint venture manager in Colombia, managing partner relationships with the Colombian State Oil Company and private partners Total and Triton for $2 billion in Colombian oil and gas development. During his career with the company, he also served as BP’s health, safety and environmental manager for the Western Hemisphere.

Prior to BP, Heffner spent ten years with Bechtel Corporation, where he served in a variety of cost, planning and construction roles in the company’s petrochemical division in the U.S. and Canada.

"I am pleased to rejoin the SulphCo board. I look forward to working with the new management and helping the Company achieve its goals.” Heffner said.  “I continue to believe the Sonocracking™ technology is one of the most exciting breakthroughs I have observed in the petroleum industry.”

“Dr. Larry Ryan, CEO of SulphCo said, “We are pleased to have Michael back on the board. He is a true asset to our Company with his extensive experience in the petroleum industry and his existing knowledge of our Company and technology.”

Heffner earned his BS degree in chemical engineering from the Georgia Institute of Technology and a masters degree in business from Rice University.

About SulphCo®, Inc.

SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.